Exhibit 10.2

Carbon Energy Corporation

Omnibus Annual Incentive Plan

Carbon Energy Corporation

Omnibus Annual Incentive Plan

1. Background and Purpose.

1.1 Purpose. The purpose of Carbon Energy Corporation’s (the “Company”) Omnibus Annual Incentive Plan (the “Plan”) is to meet the following objectives:

●	Provide a plan that is performance driven and is focused on objectives which are critical to the success of Carbon Energy Corporation and to the creation of value for the stockholders;

●	Offer competitive cash compensation for employees;

●	Reward outstanding achievement; and

●	Recruit and retain key employees.

1.2 The Plan provides for Annual Incentive Awards which will be determined, in part, on the basis of the Company’s achievement of financial and operating performance measures, including with respect to the Company’s Affiliates, Carbon California Company, LLC (“Carbon California”) and/or Carbon Appalachian Company, LLC (“Carbon Appalachia”) and/or Nytis Exploration Company LLC (“Nytis”).

1.3 Effective Date. The Plan is effective as of January 1, 2019 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 9.6.

2. Definitions. The following terms shall have the following meanings:

“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

“Award” means an award granted pursuant to the Plan, the payment of which shall be partially contingent on the attainment of Performance Goals with respect to a Performance Period and partially determined at the discretion of the Committee, as determined by the Committee pursuant to Section 5.2(b).

“Base Salary” means (a) if the Participant was employed during the entire Performance Period, the Participant’s average rate of base salary during the Performance Period or (b) if the Participant (i) was employed after the commencement of the Performance Period, (ii) took a leave of absence during the Performance Period or (iii) was absent from employment during a portion of the Performance Period due to unforeseen circumstances, the base salary earned during the Performance Period, in each case before deductions for taxes or benefits.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means:

(a) If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; or

(b) If no such agreement exists, or if such agreement does not define Cause:

(i) the Participant’s willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Participant’s willful engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iii) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company;

(iv) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or results in material harm to the Company or its Affiliates; or

(v) the Participant’s violation of any restrictive covenants entered into between the Participant and the Company or the Company’s Code of Conduct.

“CEO” means the Chief Executive Officer of the Company.

“Change in Control” means any of the following:

(a) A “change in the ownership” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires beneficial ownership (as such term is defined in Rule 13d-3), directly or indirectly, of securities in the Company that, together with securities beneficially owned by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding securities of the Company; provided, however, that this clause (a) shall not apply to any acquisitions by funds affiliated with Yorktown Energy Partners or any of their respective Affiliates (collectively, the “Yorktown Holders”) until the first date after the Effective Date on which the Yorktown Holders beneficially own (as such term is defined in Rule 13d-3), directly or indirectly, less than 20% of the total voting power of the outstanding securities of the Company;

(b) A “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (i) any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership (as such term is defined in Rule 13d-3), directly or indirectly, of securities of the Company possessing 30% or more of the total voting power of the outstanding securities of the Company; provided, however, that this clause (b)(i) shall not apply to any acquisitions by the Yorktown Holders until the first date after the Effective Date on which the Yorktown Holders beneficially own (as such term is defined in Rule 13d-3), directly or indirectly, less than 20% of the total voting power of the outstanding securities of the Company; or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c) A “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, the transaction or event described in clauses (a), (b) or (c) above with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by the Nonqualified Deferred Compensation Rules.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

“Committee” means the Compensation, Nominating and Governance Committee of the Board.

“Company” means Carbon Energy Corporation, a Delaware corporation, and any successor thereto.

“Discretionary Award” has the meaning provided in Section 5.2(b).

“Disability” means unless otherwise defined in an employment agreement between the Participant and the Company, permanent and total disability within the meaning of Code Section 22(e)(3).

“Nonqualified Deferred Compensation Rules” means the limitations or requirements of Code Section 409A, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

“Participant” means as to any Performance Period, (a) the executive officers of the Company designated by the Committee to participate in the Plan for a particular Performance Period and (b) other employees of the Company or an Affiliate who are designated by the CEO to participate in the Plan for a particular Performance Period.

“Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with Section 5.2:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per share (before or after taxes);

(c) net revenues or net revenue growth;

(d) gross revenue;

(e) gross profit or gross profit growth;

(f) net operating profit (before or after taxes);

(g) return on assets, capital, invested capital, equity or sales;

(h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(i) earnings before or after taxes, interest, depreciation and/or amortization;

(j) gross or operating margins;

(k) improvements in capital structure;

(l) budget and expense management;

(m) productivity ratios;

(n) economic value added or other value-added measurements;

(o) share price (including, but not limited to, growth measures and total shareholder return);

(p) production targets;

(q) expense targets;

(r) margins;

(s) operating efficiency;

(t) working capital targets;

(u) enterprise value;

(v) safety record; and

(w) completion of acquisitions, divestitures or business expansion.

Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

“Performance Goals” means the financial and operating performance measures selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

“Performance Period” means the period over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award, as determined by the Committee.

“Plan” means the Company’s Omnibus Annual Incentive Plan, as hereafter amended from time to time.

“Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st.

“Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.

3. Administration.

3.1 Administration by the Committee. The Plan shall be administered by the Committee.

3.2 Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate executive officer Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4 Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.

3.5 Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination. The Company’s Chief Financial Officer shall verify for the Committee the calculations of any financial and operating measures.

4. Eligibility and Participation.

4.1 Eligibility. Other than executive officer Participants (whose eligibility shall be determined by the Committee), the CEO shall determine which employees shall participate in the Plan.

4.2 Participation. The Committee (with respect to the executive officers) or the CEO (with respect to all other employees), in its or his discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee or the CEO, as the case may be, to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3 New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award at the discretion of the Committee or the CEO, as the case may be.

4.4 Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5. Terms of Awards.

5.1 Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee (or the CEO, as applicable), in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2 Determination of Performance Goals and Performance Formula; Discretionary Awards.

(a) Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

(b) In addition to the Performance Goals, the Committee may establish a discretionary component of the Awards (the “Discretionary Award”) designed to reward notable achievements which may not be captured in the Performance Goals. If the Committee establishes Discretionary Awards for a particular Performance Period, it shall also prescribe the percentage of the Target Award which is attributable to such Discretionary Award.

5.3 Adjustments.

(a) The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:

(i) changes in the Company’s business plan;

(ii) asset write-downs;

(iii) significant litigation or claim judgments or settlements;

(iv) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

(v) any reorganization and restructuring programs;

(vi) acquisitions or divestitures;

(vii) any other specific unusual or nonrecurring events or objectively determinable category thereof;

(viii) commodity prices;

(ix) a change in the Company’s fiscal year; and

(x) changes in the Company’s (or its Affiliate’s) capital expenditure budget.

(b) The CEO is authorized to adjust or modify, at his discretion, the Target Awards and the allocation of Awards among Participants other than executive officer Participants.

6. Payment of Awards.

6.1 Determination of Awards.

(a) Following the completion of each Performance Period, the Company’s Chief Financial Officer shall provide the Committee with the calculations of the Performance Goals and the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b) To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.

6.2 Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved, which determination shall be made as quickly as practicable following the completion of the audit or review of the Company’s financial statements for the applicable Performance Period.

6.3 Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the last day of the Performance Period.

7. Termination of Employment.

7.1 Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be forfeited; provided, however, the Committee, in its sole discretion, may pay a Pro-Rated Award, subject to the Committee’s determination that the Performance Goals for the Performance Period have been met. Such Pro-Rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.

7.2 Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period, the Participant or his or her beneficiary will be paid a Pro-Rated Award. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Pro-Rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

8. Change in Control.

8.1 If a Change in Control occurs during a Performance Period, Awards under the Plan will be calculated based on the Company’s performance as of the date of the Change in Control. Awards paid in connection with a Change in Control will be paid no later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved.

9. General Provisions.

9.1 Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2 Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

9.3 No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4 No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

9.5 Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.6 Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

9.7 Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9.8 Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Colorado without regard to conflicts of law.

9.9 Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10 Nonqualified Deferred Compensation Rules. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of the Nonqualified Deferred Compensation Rules. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of the Nonqualified Deferred Compensation Rules. The Plan shall be interpreted and construed accordingly.

9.11 Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

9.12 Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

9.13 Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.14 Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

9.15 Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

9.16 Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 1700 Broadway, Suite 1170, Denver, Colorado 80290.

9.17 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.18 Clawback.

(a) If the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (a) such restatement is the result of fraud or willful misconduct and (b) the Participant’s Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

(b) The action permitted to be taken by the Board under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.